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                     November 21, 2022

       Kelly E. Hibbs
       Chief Financial Officer
       Boise Cascade Company
       1111 West Jefferson Street Suite 300
       Boise, Idaho 83702-5389

                                                        Re: Boise Cascade
Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 22,
2022
                                                            File No. 001-35805

       Dear Kelly E. Hibbs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services